                                                                        EXH. 8.1

[LETTERHEAD OF BROOKS, PIERCE, MCLENDON, HUMPHREY & LEONARD, L.L.P. APPEARS
                                     HERE]


                                 June 13, 1996



Board of Directors
Richmond Savings Bank, Inc., S.S.B.
115 South Lawrence Street
Rockingham, North Carolina 28379

     Re: Conversion of Richmond Savings Bank, S.S.B. from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and its simultaneous acquisition by Carolina Fincorp, Inc., a North Carolina savings bank holding company

Members of the Board:

     You have requested our opinions regarding certain income tax consequences in connection with the proposed conversion of Richmond Savings Bank, S.S.B. ("Richmond Mutual") from a North Carolina-chartered mutual savings bank with federally insured deposit accounts to Richmond Savings Bank, Inc., S.S.B., a North Carolina-chartered stock savings bank with federally insured deposit accounts ("Richmond"), and the simultaneous acquisition of Richmond as a wholly-owned subsidiary by Carolina Fincorp, Inc., a savings bank holding company organized under North Carolina law ("Holding Company"). This reorganization and conversion of Richmond Mutual and acquisition of Richmond by Holding Company shall be referred to as the "Conversion". Terms not otherwise defined in this letter shall have the meanings assigned to them in the Amended and Restated Plan of Conversion adopted by the Board of Directors of Richmond Mutual on June 12, 1996 (the "Plan").

     In connection with our opinions, we have reviewed copies of applications filed by Richmond Mutual and the Holding Company with the Administrator, North Carolina Savings Institutions Division, to effect the Conversion (the "Applications"), Chapters 54C and 105 of the North Carolina General Statutes, and applicable federal laws, rules and regulations, including the Internal Revenue Code of 1986, as amended ("Code"). We have examined the Plan, Richmond Mutual's existing Certificate of Incorporation and Bylaws, the Second Amended Certificate of Incorporation for Richmond, the Bylaws for Richmond, the corporate minutes approving the Conversion and related records of Richmond Mutual. We have also examined the Holding Company's Articles of Incorporation, Bylaws, corporate minutes approving the Conversion and related records. In addition, we have examined certificates of officials of Richmond Mutual, Richmond and the Holding Company, the Registration Statement of the Holding Company on Form S-1, which the Holding Company intends to file with the Securities and Exchange Commission on or about June 18, 1996 (the "Registration Statement") containing a proposed

Board of Directors
Richmond Savings Bank, S.S.B.
June 13, 1996
Page 2


Prospectus (hereinafter referred to as the "Prospectus") and such other documents as we have deemed necessary or appropriate for purposes of giving the opinions set forth in this letter. We have assumed the authenticity of all documents presented to us as originals, the conformity to the originals of all documents presented to us as copies, and the genuineness of all signatures of individuals, and we know of no reason such assumptions are unwarranted for purposes of the opinions expressed herein. We have assumed that all statements made in the above-described documents are accurate and complete, and will be accurate and complete at all times from now through the consummation of the Conversion. We have not independently verified any factual matter relating to the Conversion in connection with the preparation of our opinions herein and, accordingly, such opinions do not take into account any matters not set forth herein which might have been disclosed by independent verification. We have further assumed that the Conversion will be consummated pursuant to the terms of the Plan.

     In issuing the opinions set forth below, we have also assumed the accuracy of the following representations of Richmond Mutual:

     1. The fair market value of the deposit accounts and the interest in the Liquidation Account received by each Eligible Account Holder and Supplemental Eligible Account Holder in Richmond pursuant to the Conversion will, in each instance, be equal to the fair market value of the deposit accounts and the proprietary interest of each such Eligible Account Holder and Supplemental Eligible Account Holder in Richmond Mutual surrendered in the Conversion. The aggregate fair market value of the deposit accounts and interests in the Liquidation Account held by Eligible Account Holders as of the close of business on the Eligibility Record Date will equal or exceed 99% of the aggregate fair market value of all deposit accounts in Richmond Mutual (including accounts of less than $50) as of the close of business on that date. The aggregate fair market value of the deposit accounts and interests in the Liquidation Account held by Supplemental Eligible Account Holders, officers and directors of Richmond Mutual and their associates as of the close of business on the Supplemental Eligibility Record Date will equal or exceed 99% of the aggregate fair market value of all deposit accounts in Richmond Mutual (including accounts of less than $50) as of the close of business on that date.

     2. The Subscription Rights to purchase Conversion Stock received in the Conversion by each recipient have no fair market value. This assumption is based upon your representation and the opinion of Baxter Fentriss and Company that such Subscription Rights have no fair market value because they will be acquired by recipients without cost, are nontransferable and afford the recipients the right only to purchase Conversion Stock at a price equal to its estimated fair market value as of the date such rights are issued, which will be the same price paid by all purchasers in the Conversion.

Board of Directors
Richmond Savings Bank, S.S.B.
June 13, 1996
Page 3



     3. Immediately following the Conversion, the Eligible Account Holders and Supplemental Eligible Account Holders will own all of the outstanding interests in the Liquidation Account and will own such interests solely by reason of their ownership of deposits and proprietary interests in Richmond Mutual on the Eligibility Record Date and Supplemental Eligibility Record Date, respectively. Pursuant to the Plan, no additional interests in the Liquidation Account shall be issued following the Conversion.

     4. Immediately following the consummation of the Conversion, Richmond will possess the same assets and liabilities as Richmond Mutual held immediately before the Conversion, plus proceeds from the sale of Conversion Stock less proceeds retained by the Holding Company, less assets used to pay expenses incurred in the Conversion. Assets of Richmond Mutual used to pay expenses of the Conversion and all distributions (except for regular, normal interest payments made by Richmond Mutual immediately before the Conversion) in the aggregate will constitute less than 1% of the net assets of Richmond Mutual.

     5. Except for Richmond Mutual's agreement to sell all of Richmond's issued and outstanding common stock to the Holding Company in the Conversion, at the time of the Conversion, Richmond Mutual will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Richmond Mutual.

     6. Richmond has no plan or intention to reacquire any of its common stock issued to the Holding Company in the Conversion. Richmond has no plan or intention to issue additional shares of its common stock following the Conversion. The common stock of Richmond issued to the Holding Company in the Conversion will not be callable or subject to a put option.

     7. Richmond has no plan or intention to sell or otherwise dispose of any of the assets of Richmond Mutual acquired in the Conversion, except for dispositions made in the ordinary course of business.

     8. The liabilities of Richmond Mutual assumed by Richmond and the liabilities, if any, to which the transferred assets are subject were incurred by Richmond Mutual in the ordinary course of its business and are associated with the assets transferred.

     9. Following the Conversion, Richmond will continue the historic business of Richmond Mutual, will use a significant portion of Richmond Mutual's historic business assets in Richmond's business, and will continue to engage in the same business in substantially the same manner as engaged in by Richmond Mutual before the Conversion.

Board of Directors
Richmond Savings Bank, S.S.B.
June 13, 1996
Page 4


     10. Richmond Mutual and Richmond (treated as one entity for purposes of this representation) and the Holding Company will each pay their own expenses attributable to the Conversion.

     11. Richmond Mutual is not under the jurisdiction of a court as a debtor under (i) Title 11 of the United States Code, or (ii) a receivership, foreclosure, or similar proceeding in a federal or state court.

     12. None of the compensation received by an employee of Richmond Mutual or Richmond who is also an Eligible Account Holder, Supplemental Eligible Account Holder or Other Member will be separate consideration for, or allocable to, his or her status as an Eligible Account Holder, Supplemental Eligible Account Holder or Other Member. None of the interests in the Liquidation Account of Richmond received by an employee of Richmond Mutual or Richmond who is an Eligible Account Holder or Supplemental Eligible Account Holder will be separate consideration for, or allocable to, any employment agreement or arrangement. All compensation paid to Eligible Account Holders and Supplemental Eligible Account Holders who are also employees of Richmond Mutual or Richmond will be for services actually rendered and commensurate with amounts paid to third parties bargaining at arm's-length for similar services. Officers, directors and other employees may in the future be issued restricted common stock of the Holding Company for future services pursuant to the proposed Management Recognition Plan of the Holding Company described in the Prospectus ("MRP").

     13. No Eligible Account Holder or Supplemental Eligible Account Holder will be excluded from participating in the Liquidation Account.

     14. The Holding Company has no plan or intention to redeem or otherwise acquire any of the Conversion Stock to be issued pursuant to the Conversion, except as disclosed in the Prospectus regarding possible purchases to fund the ESOP, MRP and stock option plans. The Holding Company has no plan or intention to sell or otherwise dispose of the common stock of Richmond received by it in the Conversion. The Conversion Stock issued in the Conversion will not be callable or subject to a put option.

     15. At the time of Conversion, the fair market value of the assets of Richmond Mutual on a going-concern basis will equal or exceed the amount of its liabilities plus the amount of liabilities to which its assets are subject. Immediately before the Conversion, Richmond Mutual will have a positive net worth.

Board of Directors
Richmond Savings Bank, S.S.B.
June 13, 1996
Page 5


     16. No cash or property will be given to Eligible Account Holders, Supplemental Eligible Account Holders or any other grantee of Subscription Rights in lieu of (i) Subscription Rights for Conversion Stock, or (ii) an interest in the Liquidation Account of Richmond.

     17. There is no plan or intention for Richmond to be liquidated or merged with another corporation following the Conversion.

     18. The Conversion described herein is motivated by valid business purposes and not by tax avoidance purposes.

     19. After the Conversion, Richmond will continue the corporate existence and business of Richmond Mutual with only the following changes:

          (i) An amended and restated Certificate of Incorporation to allow for the issuance of capital stock of Richmond, and

          (ii)   New corporate Bylaws.

     20. There exists no intercorporate indebtedness between Richmond Mutual and Richmond (treated as one entity for purposes of this representation) and the Holding Company, that was issued, acquired, or will be settled at a discount.

     21. In the Conversion, the Holding Company will acquire 100% of the issued and outstanding common stock of Richmond.

     22. Neither Richmond Mutual and Richmond (treated as one entity for purposes of this representation) nor the Holding Company is an "investment company," as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     Based upon the foregoing assumptions, our opinions with respect to the federal and North Carolina income tax consequences of the Conversion are as follows (for purposes of the opinions set forth below, Eligible Account Holders shall include, if applicable pursuant to the Plan, Supplemental Eligible Account Holders):

     1. The Conversion of Richmond Mutual from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank will qualify as a reorganization within the meaning of Section 368(a) of the Code, and neither Richmond Mutual nor Richmond will recognize any gain or loss as a result of such reorganization. Revenue Ruling 80-105, 1980-1 C.B. 78. Richmond Mutual in its form as a North Carolina-chartered mutual savings bank and Richmond in its form as a North Carolina-chartered

Board of Directors
Richmond Savings Bank, S.S.B.
June 13, 1996
Page 6


          stock savings bank will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     2. Richmond's basis in each of Richmond Mutual's assets will be the same as Richmond Mutual's basis immediately prior to the Conversion.
          Section 362(b) of the Code.

     3. No gain or loss will be recognized by the Holding Company upon receipt of money in exchange for the shares of the Conversion Stock issued pursuant to the exercise of the Subscription Rights issued therefor.
          Section 1032(a) of the Code.

     4. No gain or loss will be recognized by Richmond upon receipt of money from the Holding Company in exchange for the shares of its common stock to be issued to the Holding Company in the Conversion. Section 1032(a) of the Code.

     5. The holding period of the Richmond assets after the Conversion will include the period during which the assets were held by Richmond Mutual prior to the Conversion. Section 1223(2) of the Code.

     6. Gain or loss, if any, will be realized by an Eligible Account Holder on the exchange of such person's deposit account and proprietary interest in Richmond Mutual for (i) a withdrawable deposit account in Richmond in the same dollar amount as such person's deposit account in Richmond Mutual immediately prior to the Conversion, (ii) such person's interest in the Liquidation Account of Richmond, and (iii) Subscription Rights to purchase the Conversion Stock. Such gain, if any, will be recognized by an Eligible Account Holder only to the extent of the fair market value of such person's interest in the Subscription Rights received. Section 1001 of the Code. You have represented to us that the Subscription Rights to purchase Conversion Stock have no fair market value. Accordingly, gain recognized by an Eligible Account Holder as a result of the Conversion is limited to an amount not in excess of the fair market value of such person's interest in the Subscription Rights received in the Conversion. Paulsen v. Commissioner, 469 U.S. 131, 139 (1985), quoting Society for
          ---------- ------------                                    -----------
          Savings v. Bowers, 349 U.S. 143, 150 (1955).
          -----------------

     7. The basis of the deposit account in Richmond received by an Eligible Account Holder will be the cost of such deposit account. The cost basis of such deposit account in Richmond (i) will be equal to the fair market value of such deposit account in Richmond and (ii) will be equal to such person's basis in his or her deposit account in Richmond Mutual exchanged therefor. Section 1012 of the Code.

Board of Directors
Richmond Savings Bank, S.S.B.
June 13, 1996
Page 7


     8. The basis of the interest in the Liquidation Account received by an Eligible Account Holder will be equal to the cost of such interest. The cost of the Liquidation Account will be the fair market value of the proprietary interest in Richmond Mutual given for the Liquidation Account. Section 1012 of the Code. An interest in the Liquidation Account will be deemed to have no value, or nominal, if any, fair market value. Paulsen v. Commissioner, 469 U.S. 131, 139 (1985)
                        ---------- ------------
          (quoting Society for Savings v. Bowers, 349 U.S. 143, 150 (1955)).
                   -----------------------------

     9. The basis of Subscription Rights received by an Eligible Account Holder will be zero, increased by the gain, if any, recognized on their receipt. Section 1012 of the Code. Gain is recognized only to the extent of the fair market value of the Subscription Rights. You have represented to us that the Subscription Rights to purchase Conversion Stock have no fair market value. Accordingly, the basis of the Subscription Rights received by an Eligible Account Holder will be zero.

     10. The basis of the Conversion Stock purchased pursuant to the exercise of Subscription Rights will be the purchase price thereof. Section 1012 of the Code.

     11. The holding period of the Conversion Stock acquired through the exercise of Subscription Rights will commence upon the date of such exercise. Section 1223(6) of the Code.

     12. For purposes of Section 381 of the Code, Richmond will be treated just as Richmond Mutual would have been treated had there been no reorganization of Richmond Mutual from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank. Accordingly, and with regard only to the reorganization of Richmond Mutual into Richmond, the tax attributes of Richmond Mutual enumerated in Section 381(c) of the Code shall be taken into account by Richmond as if there had been no reorganization. Treasury Regulation
          (S)1.381(b)(1)(a)(2).

     13. For North Carolina income tax purposes, the Conversion will be treated in a manner identical to the way the Conversion is treated pursuant to the Code. Sections 105-130.3, 105-130.5, 105-134.5, and 105-134.6 of
          the North Carolina General Statutes.

     No opinion is expressed with regard to the following:

     1. The tax treatment of any aspect of the Conversion that is not specifically set forth and addressed in the foregoing opinions.

Board of Directors
Richmond Savings Bank, S.S.B.
June 13, 1996
Page 8


     2. The status, including without limitation, the tax treatment, of Richmond Mutual's and Richmond's bad-debt reserves before or after the Conversion.

     3. For purposes of Section 381 of the Code, the effect upon Richmond Mutual and Richmond of the acquisition of all of the common stock of Richmond by the Holding Company in the Conversion.

     The opinions herein expressed represent only our best judgments with respect to the interpretation of published material and are not binding upon the Internal Revenue Service or the courts. Our opinions are limited to matters of North Carolina and federal law.

     The opinions contained herein are rendered solely for your benefit and for the benefit of purchasers of Conversion Stock and may not be used for any other purpose whatsoever or relied upon by, published or communicated to any other party without our prior written consent in each instance. We hereby consent to the inclusion of this letter as an exhibit to the Applications being filed by Richmond Mutual with the Administrator and as an exhibit to the Registration Statement.

                                    Sincerely,

                                    BROOKS, PIERCE, McLENDON
                                    HUMPHREY & LEONARD, L.L.P.


                                    By: /s/ Howard L. Williams
                                       -----------------------
                                         Howard L. Williams